SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 03/31/2016
FILE NUMBER 811-08932
SERIES NO.: 11


74U.     1.   Number of shares outstanding (000's Omitted)
              Investor Shares                 35,699
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Institutional Shares            35,200
              Advisor Shares                   6,544


74V.     1.   Net asset value per share (to nearest cent)
              Investor Shares                  $ 19.47
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Institutional Shares             $ 19.58
              Advisor Shares                   $ 19.48